Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-258250) pertaining to the 2021 Omnibus Incentive Plan, the 2021 Employee Share Purchase Plan, the 2020 Equity Incentive Plan, and the Amended and Restated 2013 Stock Plan of Robinhood Markets, Inc. of our report dated February 24, 2022, with respect to the consolidated financial statements of Robinhood Markets, Inc. included in this Annual Report (Form 10-K) of Robinhood Markets, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

San Jose, California
February 24, 2022